Exhibit 5.1

Opinion of Attorney


December 30, 2005

Kentucky Bancshares, Inc.
P. O. Box 157
Paris, Kentucky  40362-0157
Re:	Registration of Common Stock under the 2005 Restricted
Stock Grant Plan
Ladies and Gentlemen:
	We have acted as counsel to Kentucky Bancshares, Inc., a Kentucky corporation (the "Company"), in connection with the registration of 50,000 shares (the "Shares") of the Common Stock, no par value, of the Company pursuant to the Form S-8 Registration Statement filed on or about the date hereof by the Company under the Securities Act of 1933, as amended, to which this opinion is an exhibit. The Shares are being registered following the approval by the shareholders of the Company on May 10, 2005, of the Kentucky Bancshares, Inc. 2005 Restricted Stock Grant Plan (the "Plan").

	As counsel, we have examined originals, or copies certified to our satisfaction, of the Plan, the Articles of Incorporation and Bylaws of the Company, such agreements, certificates and other statements of government officials and corporate officers and representatives, and other documents as we have deemed relevant and necessary as a basis for our opinion. In such examination we have assumed the genuineness of all documents submitted to us as originals and the conformity with the original document of documents submitted to us as copies. In addition, as to matters of fact only, we have relied, to the extent we deemed such reliance proper, upon certificates and other written statements of public officials and corporate officers of the Company.

	Based upon and subject to the foregoing, we are of the opinion that when the Shares are issued, delivered and paid for, in accordance with the terms of the Plan, the Shares will be duly authorized, validly issued, fully paid and nonassessable.

	We hereby consent to the filing of this opinion as an exhibit to the above-mentioned Registration Statement, including amendments thereto.

Very truly yours,

FROST BROWN TODD LLC

By:/s/James A. Giesel
James A. Giesel, Member